Exhibit 4.8

Execution Copy

NEITHER THIS WARRANT NOR ANY SECURITIES WHICH MAY BE ISSUED UPON CONVERSION OR EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “Securities Act”), OR REGISTERED OR OTHERWISE QUALIFIED UNDER ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR ANY SUCH SECURITIES MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND REGISTRATION OR OTHER QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR OTHER QUALIFICATION IS NOT REQUIRED.

Warrant

to Purchase up to an Aggregate of 37,713

Shares of Common Stock (subject to adjustment) of

OUTBRAIN, INC.

at a per share price as detailed below

Void After the expiration of the Option Period (defined below)

This is to certify that Ouriel Ohyaon (“Holder”) is entitled to purchase, subject to the provisions of this Warrant, from OUTBRAIN, INC., a company incorporated under the laws of the State of Delaware (the “Company”), during the period (the “Option Period”) from the date hereof until the earlier of (i) immediately prior to the closing of the initial public offering of the Company’s shares (“IPO”), or (ii) immediately prior to the closing of any transaction for the sale of substantially all of the assets or the shares of the Company, an aggregate of up to 37,713 (subject to adjustment as provided in Section 3 below)-fully paid and non-assessable shares of Common Stock, U.S.$ 0.001 par value per share (the “Warrant Shares”), of the Company at a price of U.S.$0.2186 per share (the “Exercise Price”), all subject to the terms and conditions set forth below.

1.	Vesting and Exercise of Warrant

(a)        Vesting; Acceleration. Initially, the entire Warrant will be unvested; during the term that Holder is serving as an advisor to the Company, portions of the Warrant will become vested in twenty-four equal installments, each of which to occur every month (approximately 1,571 shares/month) on a cumulative basis over the twenty-four month period commencing on January 8, 2007. It is hereby clarified that no portion of the Warrant shall vest from and after the date that Holder ceases to serve as an advisor to the Company.

Notwithstanding the above, this Warrant, to the extent not previously terminated or expired and provided that Holder is serving as an advisor to the Company as of the relevant time, shall become fully vested immediately prior to the earlier of: (i) the closing of the IPO, (ii) the closing of any transaction for the sale of all or substantially all of the assets or the shares of the Company, or (iii) the merger or consolidation of the Company in which the Company is not the surviving entity (an “Exit Event”).

(b)        Notice of Exercise. Notice of exercise of this Warrant in the form annexed hereto duly completed and executed on behalf of the Holder must be submitted to the Company no later than the expiration of the Option Period.

(c)        Method of Exercise.

(i) Exercise for Cash - The vested portion of this Warrant may be exercised in whole or in part by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by (i) a written notice of exercise and (ii) payment to the Company, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available good funds, in U.S. dollars.

(ii) Net Exercise – In the event of an IPO or an Exit Event, and provided that the Warrant has not been previously fully exercised or terminated, in lieu of the payment method set forth in Section l(c)(i) above, the Holder may elect to exchange the vested portion of the Warrant for a number of Warrant Shares calculated pursuant to the following formula. If the Holder elects to exchange this Warrant as provided in this Section l(c)(ii), the Holder shall tender to the Company the Warrant along with the Notice of Exercise, and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

X =	Y(A-B)
A

Where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of shares of vested Warrant Shares purchasable under the Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant).

A = the Fair Market Value (as defined below) of one share of the Company’s Common Stock.

B = Per share Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” of a share of the Company’s Commons Stock shall mean:

(a)	Except as set forth in paragraphs l(c)(ii)(b) and l(c)(ii)(c) (below), as determined by the Company’s Board of Directors in good faith.

(b)	If the exercise date is the date of closing of the IPO, then the price at which the Common Stock is being sold to the public in the IPO (after deduction of discounts and commissions hut before expenses).

(c)	If the exercise date is the date of closing of an Exit Event, then the Value of such shares as determined for purpose of such transaction, and, in the absence of such determination, in accordance with Section l(c)(i)(a) above.

(d)        Partial Exercise, Etc. If this Warrant should be exercised in part, the Company shall, promptly after surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

(e)        Issuance of the Warrant Shares. Promptly after presentation and surrender of the notice of exercise accompanied by the payment of the Exercise Price pursuant to Section l(c)(i) above or in accordance with Section 1(c) (ii) above, the Company shall issue to the Holder the shares to which the Holder is entitled thereto. Upon receipt by the Company of the notice or exercise and the Exercise Price, the Holder shall be deemed to be the holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall pay all charges that may be payable in connection with the issuance of the shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder, but shall not pay any taxes, levies, charges and the like payable by the Holder by virtue of the receipt, holding and exercise of this Warrant or of the holding, issuance, exercise or sale of the Warrant Shares to or by the Holder.

(f)         Withholding Taxes. The Holder is responsible for any and all taxes to be paid in connection with the exercise of the Warrant or the sale of the Warrant Shares. To the extent required by applicable federal, state, local or foreign law, and as a condition to the Company’s obligation to issue any Warrant Shares upon the exercise of the Warrant in full or in part, Holder will make arrangements reasonably satisfactory to the Company for the payment of any withholding tax obligations that arise by reason of such exercise.

2.	Reservation of Shares

The Company hereby agrees that at all times it will maintain and reserve, free from pre-emptive rights, such number of authorized but unissued Warrant Shares so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company.

3.	Adjustment

The number of Warrant Shares purchasable upon the exercise of this Warrant and:the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 3.

(a)        Rights Offer. If the Company’s shareholders are offered any securities whatsoever by a rights issue, neither the Exercise Price nor the quantity of Warrant Shares will be adjusted, provided that the Company shall offer identical rights on the same terms and conditions to the Holder, as if the Holder had exercised this Warrant in full immediately prior to the date of conferring the right to participate in the rights issue.

(b)        Consolidation and Division. If the Company consolidates its Warrant Shares into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision and the Exercise Price will be reduced or increased, as the case may be. The Holder will not be entitled to receive a fraction of a Warrant Share.

(c)        Bonus Shares and Certain Distributions. In the event of a distribution of share dividend, other distribution payable in additional shares or bonus shares prior to the end of the Option Period, this Warrant shall represent, subject to its exercise, the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, and without payment of any additional consideration therefor, the amount of shares in such share dividend, other distribution payable in additional shares or bonus shares to which the Holder hereof would have been entitled had this Warrant been exercised prior to the distribution of the bonus shares.

(d)        General Protection. The Company will not, by amendment of its Certificate of Incorporation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

4.	Representations of Holder

The Holder has executed a letter directed to the Company indicating that the Holder is either an “accredited investor” or not a “U.S. person”. The Holder understands that the Company is relying on the Holder’s representations relating to the Holder’s status in order to comply with the securities laws of the United States. The Holder, by accepting this Warrant, represents that the Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the Securities Act and may not be sold by the Holder except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act and in accordance with federal and state securities laws.

5.	No Stockholder Rights

The Holder shall not, by virtue hereof be entitled to any rights of privileges of a stockholder in the Company.

6.	Termination

This Warrant and the rights conferred hereunder shall terminate on the earlier of: (i) the expiration of the Option Period, or (ii) the date of exercise in full of this Warrant.

7.	Limitation On Transfer

This Warrant and the rights of the Holder hereunder may not be transferred and/or assigned in any way whatsoever other than in connection with an estate planning and no transaction in respect thereof shall be made, either for consideration or for no consideration.

8..	Governing Law

This Warrant shall fee governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts or choice of laws. The parties hereto hereby submit to the jurisdiction of the courts of the State of New York located in New York City or the United States District Court for the Southern District of New York for every dispute, action, claim or proceeding arising from or in connection with this Warrant.

DATED: January 8, 2007	OUTBRAIN, INC.

	By:	/s/ Yaron Galai

Name:	Yaron Galai

Title:	CEO

I acknowledge and agree to the terms of this Warrant.

/s/ Ouriel Ohayon
(sign)

Name: Ouriel Ohayon

NOTICE OF EXERCISE

To: Outbrain, Inc.

1.	The undersigned hereby elects to purchase _____ shares of Common Stock of Outbrain, Inc., pursuant to the terms of the attached Warrant, (a) tenders herewith payment of the purchase price for such shares; or (b) tenders the Warrant as a net exercise pursuant to Section l (c)(ii) thereof.

2.	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

3.	The undersigned represents and warrants that the undersigned (a) purchased the Warrant from the Company, (b) is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)), or (c) is not a “U.S. person” (as defined in Rule 902(k) under the Securities Act).

3.	Please issue a certificate representing said shares in the name of the undersigned.

4.	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

(Date)	(Print Name)

(Signature)